EXHIBIT 4.1

EXECUTION COPY

AMENDMENT NO. 1

Dated as of September 27, 2012

to

CREDIT AGREEMENT

Dated as of March 25, 2011

THIS AMENDMENT NO. 1 (“Amendment”) is made as of September 27, 2012 (the “Effective Date”) by and among Layne Christensen Company, as Borrower (the “Borrower”),  the lenders listed on the signature pages hereof (the “Lenders”) and JPMorgan Chase Bank, N.A., as Administrative Agent (the “Administrative Agent”), under that certain Credit Agreement dated as of March 25, 2011 by and among the Borrower, the Lenders and the Administrative Agent (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”).  Capitalized terms used herein and not otherwise defined herein shall have the respective meanings given to them in the Credit Agreement.

WHEREAS, the Borrower has requested that the Lenders and the Administrative Agent agree to make certain modifications to the Credit Agreement;

WHEREAS, the Borrower, the Lenders and the Administrative Agent have so agreed on the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the premises set forth above, the terms and conditions contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Borrower, the Lenders and the Administrative Agent hereby agree as follows.

1.           Amendments to the Credit Agreement.  Effective as of the Effective Date but subject to the satisfaction of the conditions precedent set forth in Section 2 below, the Credit Agreement is hereby amended as follows:

(a)           The definition of  “Change in Law” set forth in Section 1.01 of the Credit Agreement is hereby amended in its entirety as follows:

“Change in Law” means (a) the adoption of any law, rule, regulation or treaty after the date of this Agreement, (b) any change in any law, rule, regulation or treaty or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender or the Issuing Bank (or, for purposes of Section 2.15(b), by any lending office of such Lender or by such Lender’s or the Issuing Bank’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement; provided, however, that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder, issued in connection therewith or in implementation thereof, and (ii) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed a “Change in Law” regardless of the date enacted, adopted, issued or implemented.

(b)           The definition of “Senior Note Agreement” set forth in Section 1.01 of the Credit Agreement is hereby amended in its entirety as follows:

“Senior Note Agreement” means the Private Shelf Agreement, dated as of July 8, 2011, by and among the Borrower and the Senior Noteholders, as the same may be amended, restated, supplemented, replaced, refinanced or otherwise modified from time to time.

(c)           The definition of “Priority Indebtedness” set forth in Section 1.01 of the Credit Agreement is hereby amended in its entirety as follows:

“Priority Indebtedness” means, at any time, excluding the Indebtedness permitted by Section 6.01(i), the sum (without duplication) of (i) all Indebtedness of Borrower or any Subsidiary secured by a Lien (except Liens permitted by Sections 6.02(b), 6.02(e), and 6.02(f)), plus (ii) all Indebtedness (excluding trade payables) or preferred stock of Subsidiaries owed to (or, in the case of preferred stock, owned by) any Person other than the Borrower or a Subsidiary Guarantor; provided, that Priority Indebtedness shall not include (1) Indebtedness represented by Guarantees of the Obligations or Guarantees of the Indebtedness evidenced by the Senior Notes (so long as a similar Guarantee is provided to Administrative Agent) or (2) unsecured Indebtedness of any of the Loan Parties for so long as, in respect of Loan Parties that are Subsidiaries, such Subsidiary is a Subsidiary Guarantor, plus (iii) all preferred stock of Borrower or other capital stock of Borrower with any redemption rights.

(d)           Section 2.15(b) of the Credit Agreement is hereby amended in its entirety as follows:

(b)           If any Lender or the Issuing Bank determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Bank’s capital or on the capital of such Lender’s or the Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the Issuing Bank, to a level below that which such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the Issuing Bank’s policies and the policies of such Lender’s or the Issuing Bank’s holding company with respect to capital adequacy or liquidity), then from time to time the Borrower will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company for any such reduction suffered.

(e)           Section 6.01(c) of the Credit Agreement is hereby amended in its entirety as follows:

(c)           Indebtedness of the Borrower to any Subsidiary and of any Subsidiary to the Borrower or any other Subsidiary; provided that Indebtedness of any Subsidiary that is not a Loan Party to any Loan Party shall be subject to the limitations set forth in Section 6.04(e);

(f)           Section 6.03(a)(vii) of the Credit Agreement is hereby amended in its entirety as follows:

(vii)           the Borrower and its Subsidiaries may sell all or any part of Layne Energy’s Equity Interests or assets so long as no Event of Default is then outstanding or would result from the applicable sale; provided, that any guaranty of the Obligations by Layne Energy automatically shall be released if Layne Energy no longer constitutes a Subsidiary as a result of such a sale;

(g)           The introductory paragraph of Section 6.04 of the Credit Agreement is hereby amended in its entirety as follows:

The Borrower will not, and will not permit any of its Subsidiaries to, purchase, hold or acquire (including pursuant to any merger or consolidation with any Person that was not a wholly owned Subsidiary prior to such merger or consolidation) any capital stock, evidences of indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, Guarantee any Indebtedness of, or make or permit to exist any investment or any other interest in, any other Person, or purchase or otherwise acquire (in one transaction or a series of transactions) any Person or any assets of any other Person constituting a business unit, except:

(h)           Section 6.04(e) of the Credit Agreement is hereby amended in its entirety as follows:

(e)           investments, loans or advances made by the Borrower in or to any Subsidiary, or any Guarantee of Indebtedness of such Subsidiary, and made by any Subsidiary in or to the Borrower or any other Subsidiary, including a Guarantee by such Subsidiary; provided, that (i) not more than an aggregate amount of $60,000,000 in investments, loans, advances, Guarantees or capital contributions subsequent to the date of this Agreement may be made and remain outstanding, at any time, by Loan Parties to or in respect of Subsidiaries which are not Loan Parties; (ii) investments in Layne Energy shall only be made by the Borrower, and such investments shall only take the form of loans and advances made by the Borrower to Layne Energy; and (iii) no such investment, loan, advance, capital contribution, in or to, or Guarantee of Indebtedness of, a Subsidiary that is not a Loan Party, may be made at any time that a Default or an Event of Default exists or would result therefrom;

(i)           Section 6.04(n) of the Credit Agreement is hereby renumbered as Section 6.04(o) and a new Section 6.04(n) is added as follows:

(n)           Investments in respect of amounts on deposit in deposit accounts maintained by Foreign Subsidiaries in the ordinary course of business; and

2.           Conditions of Effectiveness.  The effectiveness of this Amendment is subject to the following conditions precedent:

(a)           the Administrative Agent shall have received counterparts of this Amendment duly executed by the Borrower, the Lenders required to execute and deliver this Amendment in order to give effect hereto, and the Administrative Agent;

(b)           the Administrative Agent shall have received counterparts of a guaranty reaffirmation, in form and substance acceptable to the Administrative Agent, duly executed by the Subsidiary Guarantors in favor of the Administrative Agent;

(c)           the Administrative Agent shall have received a fully executed and effective copy of an amendment, in form and substance acceptable to it, to the Senior Note Agreement (as defined in the Credit Agreement, as amended hereby);

(d)           the Administrative Agent shall have received, on behalf of each Lender that delivers to the Administrative Agent its executed signature page hereto no later than 12:00 p.m. Chicago time on September 26, 2012 (as delivery shall be determined by the Administrative Agent in its sole discretion), a work fee equal to $5,000 for each such approving Lender; and

(e)           the Administrative Agent shall have received all other fees and amounts due and payable on or prior to the Effective Date, including, to the extent invoiced, reimbursement or payment of all reasonable out-of-pocket expenses required to be reimbursed or paid by the Borrower.

3.           Representations and Warranties of the Borrower.  The Borrower hereby represents and warrants as follows:

(a)           This Amendment and the Credit Agreement, as amended hereby, constitute legal, valid and binding obligations of the Borrower and are enforceable against the Borrower in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

(b)           As of the date hereof and after giving effect to the terms of this Amendment, (i) no Default or Event of Default shall have occurred and be continuing and (ii) the representations and warranties of the Borrower set forth in the Credit Agreement, as amended hereby, are true and correct as of the date hereof.

4.           Reference to and Effect on the Credit Agreement.

(a)           Upon the effectiveness of this Amendment, on and after the date hereof, each reference in the Credit Agreement to “this Agreement,” “hereunder,” “hereof,” “herein” or words of like import shall mean and be a reference to the Credit Agreement, as amended hereby.

(b)           Except as specifically amended above, the Credit Agreement and all other documents, instruments and agreements executed and/or delivered in connection therewith shall remain in full force and effect and are hereby ratified and confirmed.

(c)           The execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of the Administrative Agent or the Lenders, nor constitute a waiver of any provision of the Credit Agreement or any other documents, instruments and agreements executed and/or delivered in connection therewith.

5.           Costs and Expenses.  The Borrower shall pay on demand all reasonable costs and expenses of the Administrative Agent (including the reasonable fees, costs and expenses of counsel to the Administrative Agent) incurred in connection with the preparation, execution and delivery of this Amendment.

6.           Governing Law.  THIS AMENDMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK.

7.           Execution.  This Amendment may be executed in any number of counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  Delivery of an executed counterpart of a signature page of this Amendment by facsimile or other electronic imaging shall be effective as delivery of a manually executed counterpart of this Amendment.

8.           Headings.  Section headings used herein are for convenience of reference only, are not part of this Amendment and shall not affect the construction of, or be taken into consideration in interpreting, this Amendment.

[Signature Pages Follow]

IN WITNESS WHEREOF, this Amendment has been duly executed as of the day and year first above written.

LAYNE CHRISTENSEN COMPANY, as the Borrower

By /s/ Jerry W. Fanska
Name: Jerry W. Fanska
Title: Senior Vice President Finance - Treasurer

JPMORGAN CHASE BANK, N.A., individually as a Lender, as the Swingline Lender, as the Issuing Bank and as Administrative Agent

By /s/ R. Todd Hovermale
Name: R. Todd Hovermale
Title: Vice President

BANK OF AMERICA, N.A., as a Lender

By /s/ Dianne M. Smith
Name: Dianne M. Smith
Title: Senior Vice President

PNC BANK, NATIONAL ASSOCIATION, as a Lender

By /s/ David Bentzinger
Name: David Bentzinger
Title: Senior Vice President

U.S. BANK, NATIONAL ASSOCIATION, as a Lender

By /s/ Patrick Engel
Name: Patrick Engel
Title: Vice President

Signature Page to
Amendment No. 1 to Credit Agreement

WELLS FARGO BANK, N.A., as a Lender

By /s/ Kathleen H. Gound
Name: Kathleen H. Gound
Title: Vice President

BANK OF THE WEST, as a Lender

By /s/ Roger Lumley
Name: Roger Lumley
Title: Senior Vice President

UMB BANK, N.A., as a Lender

By /s/ S. Scott Heady
Name: S. Scott Heady
Title: Senior Vice President

BOKF, N.A., as a Lender

By /s/ Dennis Nicely
Name: Dennis Nicely
Title: Senior Vice President

Signature Page to
Amendment No. 1 to Credit Agreement